EXHIBIT 10.25


                       RIGHT MANAGEMENT CONSULTANTS, INC.
                           CHANGE OF CONTROL AGREEMENT

                                 CEO/COO Version

         This Change of Control Agreement (the "Agreement") is made and entered into effective as of _______________ (the "Effective Date"), by and between ________________________ (the "Employee") and Right Management Consultants, Inc., a Pennsylvania corporation ("Right"). Certain capitalized terms used in this Agreement are defined in Section 1 below.

                                 R E C I T A L S

A. It is expected that Right from time to time will consider the possibility of a Change of Control, as defined in this Agreement. The Board of Directors of Right (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of Right and its stockholders to provide the Employee with an incentive to continue his or her employment and to maximize the value of Right upon a Change of Control for the benefit of its stockholders.

C. In order to encourage the Employee to remain with Right notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee's termination of employment under certain circumstances following a Change of Control.

D. This agreement supersedes any and all prior agreements that have as their primary purpose the provision of benefits upon termination of employment under certain circumstances following a Change of Control.

                                    AGREEMENT

         In consideration of the mutual covenants contained in this Agreement and the continued employment of Employee by Right, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. "Cause" shall mean (i) any act of dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in personal enrichment of the Employee, other than a minor infraction cured by the Employee upon request of Right, (ii) Employee's conviction of a felony that the Board believes has had or will have a material detrimental effect on Right' reputation or business, (iii) a willful act or willful failure to act by the Employee that constitutes misconduct and is injurious to Right,
(iv) any material breach by Employee of any agreement with Right, after there has been delivered to the Employee a written notice of breach and Employee has been given a reasonable opportunity to cure such breach, or (v) continued willful violations by the Employee of the Employee's obligations to Right or responsibilities/duties as an employee after there has been delivered to the Employee a written demand for performance from Right which describes the basis for Right's belief that the Employee has not substantially performed his or her duties, and Employee has been given a reasonable opportunity to cure the violations.

(b) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

(i) the approval by Right shareholders of a merger or consolidation of Right with any other corporation, other than a merger or consolidation which would result in the voting securities of Right outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Right or such surviving entity outstanding immediately after such merger or consolidation;

(ii) the approval by Right shareholders of a plan of complete liquidation of Right or an agreement for the sale or disposition by Right of all or substantially all of its assets;

(iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said

Act), directly or indirectly, of securities of Right representing 50% or more of the total voting power represented by Right's then outstanding voting securities; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of Right as of the date hereof, or
(B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or
(iii) or in connection with an actual or threatened proxy contest relating to the election of directors of Right.

(c) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities relative to the Employee's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of Right being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of Right remains as such following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not constitute an "Involuntary Termination;" (ii) without the Employee's express written consent, a significant reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) without the Employee's express written consent, a reduction by Right of the Employee's base salary or incentive opportunity as in effect immediately prior to such reduction; (iv) without the Employee's express written consent, a material reduction by Right in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than twenty-five
(25) miles from his or her current location; (vi) any termination of the Employee by Right that is not effected for Cause or for which the grounds relied upon are not valid; or (vii) the failure of Right to obtain the assumption of this Agreement by any successors contemplated in Section 8 below. Without limiting the foregoing, for purposes of this Agreement, Involuntary Termination shall also mean an election by Employee to terminate employment with Right within sixty days of a Change of Control.

(d) Termination Date. "Termination Date" shall mean the effective date of any notice of termination delivered by one party to the other under this Agreement.

2. Term of Agreement. This Agreement shall terminate on the earlier of (a) the date that all obligations of the parties under this Agreement have been satisfied or (b) on a date, prior to a Change of Control, when the Employee is no longer employed by Right.

3. Integration with Existing Employment Agreement. Right and Employee are parties to a written employment agreement, last amended as of January 1, 2002 ("Employment Agreement"). Except as modified herein as relates to Change of Control provisions, the provisions of the Employment Agreement shall continue to apply to Employee's employment by Right. This Section 3 shall also apply to any further amendments to the Employment Agreement, without the necessity of amending this Change of Control Agreement. The provision of Section 3(c) of the Employment Agreement allowing Employee to elect to continue employment by Right following a change of control for a period that expires on the later of the then current term of the Employment agreement or two years from the date of Change of Control, shall continue to apply on the terms stated in Section 3(c).

4. Option Acceleration Upon A Change of Control. If a Change of Control occurs while the Employee is employed by Right, regardless of whether Employee's employment relationship with Right continues following such Change of Control, then all stock options granted by Right to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the Change of Control to the extent such stock options are outstanding and unexercisable at the time of such termination.

5. Severance Benefits In the Event of an Involuntary Termination.

(a) Termination Following A Change of Control. If the Employee's employment with Right terminates as a result of an Involuntary Termination at any time within eighteen (18) months after a Change of Control, Employee shall be entitled to the following severance benefits:

(i) Two (2) times the greater of: (A) the Employee's average base salary and bonus paid for the three fiscal years prior to the Termination Date, or (B) the base salary and bonus paid for the prior fiscal year, less applicable withholding; payable in a lump sum within thirty (30) days of the Termination Date; plus a bonus for the year in which employment is terminated in the amount of the greater of (A) the target bonus for such year pro rated for the portion of the year from the start of the fiscal year to the Termination Date; or (B) the bonus based on the annualized year to date financial results of Right, with such bonus pro rated to reflect the portion of the year from the start of the fiscal year to the Termination Date;

(ii) the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for the Employee on the day immediately preceding the day of the Employee's termination of employment for a period of twenty-four (24) months; and

(iii) outplacement/administrative support for a period of twelve (12) months following the Termination Date.

(iv) In the event Employee has not worked three full fiscal years as of the Termination Date, the calculations to be made under Subsection 5(a)(i) shall be based on the actual periods worked, with compensation for any unworked period prior to the start of employment based on the compensation for the period worked within the three fiscal year period. In the event Employee has not worked one full fiscal year as of the Termination Date, the severance benefit of Subsection 5(a)(i) shall be based on Employee's base salary and target bonus as of the Termination Date.

(b) Termination Apart from an Involuntary Termination following a Change of Control. If the Employee's employment with Right terminates other than as a result of an Involuntary Termination within eighteen (18) months following a Change of Control, then the Employee shall not be entitled to receive severance or other benefits as described in this Section 5, but may be eligible for those benefits (if any) as may then be established under Right's then existing severance and benefits plans and policies at the time of such termination, or those provided in the Employment Agreement, whichever are greater.

6. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee's termination of employment: (i) Right shall pay the Employee any unpaid base salary due for periods prior to the Termination Date;
(ii) Right shall pay the Employee all of the Employee's accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by the Employee, Right shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of Right prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

7. Excess Parachute Payment. In the event that any payment or benefit to Employee under this Agreement or any other payment made or benefit conferred by Company to Employee constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and any regulations or other authorities relating thereto, but excluding payments which are described in Section 280G(b)(2)(B) of the Code, Company will pay to Employee as additional compensation (i) the amount of all taxes due from Employee under Section 4999 of the Code and (ii) the amount of all federal, state and local income taxes and business privilege taxes based upon net income (collectively, the "Taxes") due from Employee upon all payments made by Company to Employee under this Section 7. It is the intention of the parties that Employee receive all payments and benefits from Company net of the tax under
Section 4999 of the Code and net of all taxes due upon all payments under this Section, and the terms of this Section shall be construed and implemented by the parties to effectuate this intent.

8. Successors.

(a) Company's Successors. Any successor to Right (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Right's business and/or assets shall assume Right's obligations under this Agreement and agree expressly to perform Right's obligations under this Agreement in the same manner and to the same extent as Right would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to Right's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee's Successors. Without the written consent of Right, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when they are personally delivered or when they are mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to the Employee at the home address which the Employee most recently communicated to Right in writing. In the case of Right, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by Right for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party to this Agreement given in accordance with this Section. Such notice shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and (iii) specify the Termination Date (which shall be not more than 30 days after the giving of such notice). If the Employee fails to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination, that failure shall not waive any right of the Employee under this Agreement or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights under this Agreement.

10. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of Right (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and any outstanding stock option agreements and restricted stock purchase agreements referenced in this Agreement represent the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement or restricted stock purchase agreement.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the Commonwealth of Pennsylvania.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Right by its duly authorized officer, as of the day and year first written above.



COMPANY:                                    RIGHT MANAGEMENT CONSULTANTS, INC.


                                            By:_________________________________


                                            Title:______________________________


EMPLOYEE:                                   ____________________________________
                                            Signature

                                            ____________________________________
                                            Printed Name